Exhibit 99.1

OurPet's Company is a leading proprietary pet supply company that designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products under the OurPet's and Pet Zone brands in U.S. and international markets.

Market	OTCQX
Ticker symbol	OPCO

At June 30, 2016:

Share price	$0.90
P/E Ratio	14.2
Market capitalization	$18.1
Price/Book	2.0x
Price/Sales	$0.75

Dollars in millions, except share price.

Three Months Ended June 30, 2016

- Net revenue decreased 2.7% to $5.4 million
- Gross profit margin of 28.9%
- Net income decreased 41% to $154,634
- Earnings per diluted share of $0.01

Quarterly Highlights

- Launched Switchgrass Natural Cat Litter™ with BioChar; earned top ranking through third-party testing.
- Launched Intelligent Pet Care product line to monitor pet health wellness and product functionality.
- Now licensing Polymer Bonded Pet Bowl Patent to qualified companies.
- Presented to a group of 450 independent investor club representatives at the 65th Annual Better Investing National Convention.
- Increased focus on ecommerce and As Seen on TV

Market Trends

U.S. Pet Industry*

- 3rd largest consumer market ($68 billion in 2015)
- Forecast (CAGR) of 4%-5% through 2017
- 82.5 million or 68% of households own a pet
- Of the 82.5 million households, 47% own at least one dog and 37% own at least one cat
- Average annual spending on non-food pet products
  - $1,135 for dogs
  - $935 for cats
- Industry is generally recession resistant

Pet Accessories and Treats Categories

- 19% of U.S. pet industry annual sales
- Category sales estimated to be $12.5 billion
- Forecast CAGR of 8% -10% through 2017
- Pets are living longer: 40% are "seniors"

Key Markets

- Pet Specialty
- Food, Drug & Mass
- E-commerce

Dual Brand Strategy

- OurPet's products sold exclusively through the Pet Specialty channel
- OurPet's satisfies demands of the Pet Specialty consumer
  - Wide variety of premium, innovative, quality toys and accessories
  - Specially-designed to awaken a pets' natural instincts
  - Available exclusively at pet specialty retailers
  - Dedicated trade and consumer support
- Pet Zone is sold through the Food/Drug/Mass Merchandise channel
- Pet Zone satisfies the demands of the Multi-Outlet consumer
  - Pet Specialty quality products at affordable prices
  - Value-added features that go beyond fun and functionality
- When tested by consumers, Pet Zone's brand awareness scored highest among competitors



Annual Net Revenue
$millions
25
20
15
10
5
0
CAGR 9%
$14.3
$17.1
$19.7
$20.2
$21.6
$22.8
2009
2010
2011
2012
2013
2014
2015



Annual Net Income
$thousands
$2
$1
$0
CAGR 4%
$776
$987
$121
$193
$1,071
$769
$1,336
2009
2010
2011
2012
2013
2014
2015

*Twelve months ended June 30, 2015

Strategic Product Categories:

Feline Waste Management Solutions	Interactive Cat & Dog Toys	Healthy Feeding Systems







Proprietary Products

OurPet's Company has been granted or assigned 92 United States and international patents for cat and dog toys, dog feeders and natural and nutritional pet supplements and treats plus 70 United States and international patents pending for cat and dog toys, dog feeders and waste management products.

*Source: APPA2015

OURPET'S COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months ended June 30,	
	2016	2015	2016	2015
Net revenue	$ 5,436,902	$ 5,586,828	$ 11,612,887	$ 11,184,150
Gross profit	1,571,844	1,718,069	3,403,701	3,412,414
Income from operations	227,702	422,463	642,972	778,776
Income before income taxes	207,245	418,945	616,684	755,474
Income tax (expense)	52,611	156,869	195,470	279,606
Net income	$ 154,634	$ 262,076	$ 421,214	$ 475,868
Basic and Diluted Earnings Per Common Share After Dividend Requirements For Preferred Stock:				
Net Income	$ 0.01	$ 0.01	$ 0.02	$ 0.02
Weighted average number of common shares outstanding used to calculate basic earnings per share	17,657,516	17,558,838	17,643,936	17,555,973
Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	18,277,335	19,201,418	18,250,885	19,172,847

Business Model

Strong R&D and Patents

- Products are brought to market after careful investment in both behavioral research and technology research
- Focus on products with proven efficacy
- Aversion to developing commodity products
- Formidable patent fencing process to secure inimitability versus the competition

Positioning with Leading Retailers

- Strong sell-through history with retailers such as Wal-Mart, PetSmart, and Petco
- Private label business helps maintain shelf space within pet specialty retailers
- #1 ranking within product category position at Amazon
- Broad retail presence across pet specialty and food, drug & mass retailers, as well within e-commerce

Positioning with Leading Retailers

- Consolidation of vendors within leading retailers
- Growth in Toys & Accessories continue
- The feline Waste & Odor control market represents a particularly attractive, growing segment

Sales Channels/ Customer examples

Pet Specialty
- Petco
- Petsmart
- Pet Supermarket
- Pet Supplies Plus
- Petvalu

Food, Drug & Mass Grocery
- Kroger
- Publix
- C&S Grocers

Mass
- Meijer
- Kmart
- Wal-Mart

E-commerce
- Amazon.com
- Doctors Foster and Smith
- Petsmart.com
- Target.com
- Walmart.com

"While we were disappointed with the decline in revenues and net income, the decreases are directly attributable to a major pet specialty retailer's decision to transition out of its private label stainless steel rubber bonded bowls and toys and accessories, which we previously supplied, to make room in its inventory for OurPet's branded products that will be rolled out during Q3 and Q4 of this year. ... Due to the seasonal nature of the pet industry, we typically experience our strongest sales in the second half of the year. We have no reason to believe this year will be any different."

– Dr. Steven Tsengas, Chairman and CEO

1300 East Street, Fairport Harbor, Ohio 44077
1.800.565.2695 • 440.354.6500 • Fax: 440.354.9129 • www.ourpets.com
Public Company Symbol: OTCQX: OPCO • Member of APPA • NASC • RILA

Unleashing great ideas in pet care.

This Fact Sheet shall not constitute an offer to sell or the solicitation of an offer to buy OurPet's Company securities. It is intended to provide background information on OurPet's Company and should be read in conjunction with our SEC filings, including the risk factors and forward-looking safe harbor statements included in those filings. Copies of those documents are available on our website at www.ourpets.com.